Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Nos. 333-230047, 333-216450, and 333-213089) on Form S-3 and the Registration Statement (Nos. 333-205334, 333-211887, 333-216448, 333-223435, 333-225291, 333-226046, and 333-228217) on Form S-8 of SeaSpine Holdings Corporation of our report dated February 28, 2019, relating to the consolidated financial statements and the financial statement schedule of SeaSpine Holdings Corporation, appearing in this Annual Report on Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2019.

/s/ RSM US LLP
Los Angeles, California
February 28, 2020